Exhibit 99.1

BERNARDO HEES TO BE APPOINTED CHIEF EXECUTIVE OFFICER OF BURGER KING HOLDINGS, INC. FOLLOWING COMPLETION OF ACQUISITION BY 3G CAPITAL

NEW YORK — September 9, 2010 — 3G Capital today announced plans to appoint Bernardo Hees as Chief Executive Officer of Burger King Holdings, Inc. (NYSE: BKC) upon completion of its pending acquisition of Burger King.

Mr. Hees was most recently Chief Executive Officer of America Latina Logistica (ALL), Latin America’s largest railroad and logistics company, since January 2005 and served on its Board of Directors.  He had served as Chief Operating Officer since November 2003.

Alex Behring, Managing Partner at 3G Capital said, “Bernardo is an experienced executive with an impressive track record of enhancing performance at ALL where he managed a team that drove strong gains in both revenues and profitability.  I know he will be an excellent steward of the BURGER KING® brand as we look to take the BURGER KING® experience to the next level for guests in the U.S. and worldwide.”

Mr. Hees said, “Burger King is a preeminent company with a truly unique global brand and a strong product offering going back decades, such as the world-renowned Whopper® sandwich.  I’m thrilled at the opportunity to lead the company, working alongside John, Alex and the broad pool of talent already at the company.  I look forward to joining the team and working in close partnership with the company’s senior management, employees and franchisee network to strengthen the business, including expanding internationally as well as introducing new menu items.”

As previously announced, Burger King’s current Chairman and Chief Executive Officer, John Chidsey, will remain in his current capacity until the close of the transaction, at which time he will assume a newly created position of Co-Chairman of the Board.  Upon closing of the transaction, Alex Behring, Managing Partner of 3G Capital, will be appointed Co-Chairman of the Board, alongside Mr. Chidsey.  The transaction, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the fourth quarter of this calendar year.

On September 2, 2010, 3G Capital and Burger King announced a definitive merger agreement under which affiliates of 3G Capital would acquire all of the stock of Burger King for $24.00 per share, or $4.0 billion in the aggregate, including the assumption of Burger King’s outstanding debt.

More Information About Bernardo Hees

Bernardo Hees joined 3G Capital as a Partner in July 2010.  Previously, he was Chief Executive Officer of America Latina Logistica (ALL), Latin America’s largest railroad and logistics company, since January 2005 and served on its Board of Directors.  He had served as Chief Operating Officer at the company since November 2003.

Mr. Hees joined ALL in 1998 as a Logistics Analyst, subsequently holding various positions including Operational Planning Manager, Chief Financial Officer and Commercial Officer, and in 2004, held the position of Director-Superintendent.

He holds an MBA from the University of Warwick in England and an OPM from Harvard Business School.

Contacts

Steve Lipin, Brunswick Group LLC

(212) 333-3810

About 3G Capital

3G Capital is a multi-billion dollar, global investment firm focused on long-term value creation, with a particular emphasis on maximizing the potential of brands and businesses.  The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network.  3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent.  Affiliates of the firm and its partners have controlling or partial ownership stakes in global companies such as Anheuser-Busch InBev, Lojas Americanas, the largest non-food and online retailer in Latin America, and America Latina Logistica (ALL), the largest railroad and logistics company in Latin America.  3G Capital’s main office is in New York City.  For more information on 3G Capital, please go to http://www.3g-capital.com.

Forward Looking Statements

This press release may contain “forward-looking statements”.  These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Forward-looking statements include, without limitation, statements regarding the consummation of business combination and similar transactions, prospective performance and opportunities and the outlook for the company’s businesses, and the intent of any parties about future actions.  Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties relating to these matters are discussed in documents filed with the Securities and Exchange Commission by Burger King Holdings, Inc.  Investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by Burger King by contacting 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number 305-378-7696 or investor@whopper.com.  Neither 3G Capital nor Burger King undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

The tender offer for the outstanding common stock of Burger King Holdings, Inc. referred to in this press release has not yet commenced.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of the Burger King common stock will be made pursuant to an offer to purchase and related materials that an affiliate of 3G Capital intends to file with the Securities and Exchange Commission.  At the time the offer is commenced, an affiliate of 3G Capital will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter Burger King will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer.  These materials will be sent free of charge to all stockholders of Burger King when available. In addition, all of these materials (and all other materials filed by Burger King with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov.  Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by an affiliate of 3G Capital by Bernardo Piquet at 600 Third Avenue, 37th Floor, New York, New York, 10016, telephone number (212) 893-6727.  Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Burger King by contacting Burger King’s Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number 305-378-7696 or investor@whopper.com.

Additional Information about the Merger and Where to Find It

In connection with the potential transaction referred to in this press release, Burger King Holdings, Inc. would file a proxy statement with the Securities and Exchange Commission.  Additionally, Burger King would file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of Burger King by an affiliate of 3G Capital pursuant to the terms of an Agreement and Plan of Merger by and among Burger King, Blue Acquisition Holding Corporation and Blue Acquisition Sub, Inc.  The materials to be filed by Burger King with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov.  Investors and stockholders also may obtain free copies of the proxy statement from Burger King by contacting Burger King’s Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number 305-378-7696 or investor@whopper.com.  Investors and security holders of Burger King are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.